Exhibit 10.21

Equity Transfer Agreement

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This Equity Transfer Agreement (Agreement) is entered into on      November 2006 in Shanghai, People’s Republic of China (PRC)

between

(1)	(Transferor);

and

(2)	(Transferee).

RECITALS

A.	Shanghai Newegg E-Business Co., Ltd. (Company) is a PRC corporation with its legal address at Floor 8, Huaming Bldg., No. 726 West Yanan Rd., Shanghai 200050, People’s Republic of China and with a registered capital of approximately RMB 1 million.

B.	The Transferor owns % of the total Equity in the Company and the interests in connection therewith (Equity).

C.	The Transferor has agreed to transfer the Equity to the Transferee.

NOW, THEREFORE, the parties agree as follows:

1.	Definitions and Interpretations

1.1	Definitions. Unless otherwise indicated, the following terms in this Agreement shall have the meanings set forth below:

Effective Date	as defined in Article 2.3;

Equity	as defined in Recital B above;

Equity Transfer	as defined in Article 2.1 ;

PRC Law	any published and validly existing laws and regulations of the PRC;

Registration	as defined in Article 3.1 ; and

RMB	Renminbi, the lawful currency of the PRC.

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1.2	Interpretations. The headings herein are for reference purposes only and do not affect the meaning or interpretation of any provision hereof. Any reference herein to an Article or Appendix is to an article or appendix of this Agreement. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference herein to a day, month or year is to a calendar day, month or year. A reference to a business day is to a day on which commercial banks are open for business in the PRC and any day except Saturdays and Sundays and legal holidays provided by the PRC State Council, subject to adjustments to the work days and non-work days before and/or after the legal holidays by the PRC State Council. The use of the masculine shall include the use of the feminine, and vice versa.

2.	Assignment of Equity

2.1	Sale and Transfer. Subject to and upon the terms and conditions set forth in this Agreement, the Transferor hereby agrees to sell and assign to the Transferee, free and clear of all encumbrances or pledges of any kind, and the Transferee agrees to purchase and accept from the Transferor, % of the Equity (Equity Transfer). Upon the execution of this Agreement:

2.1.1	the Transferor shall not enjoy any rights or interests, or bear any obligations in respect of the Equity sold; and

2.1.2	the Transferee shall enjoy all rights and interests as well as bear all obligations in respect of the Equity acquired.

2.2	Condition. In entering into this Agreement, the Transferee is not relying on any representations or warranties of the Transferor regarding the Company other than those as set forth in Article 4 hereof.

2.3	Effective Date. This Agreement shall be effective upon the signing hereof by the parties or their respective authorized representatives (Effective Date) until the obligations under this Agreement are fully completed.

2.4	Consideration and Payment. The purchase price for the Equity shall be RMB , which shall be paid by the Transferee to the Transferor on the date when the registration set forth in Article 3.1 herein below is completed.

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3.	Registration and Necessary Consents

3.1	Registration. Within 7 days of the signing of this Agreement, the Transferor will submit all necessary relevant documents to the relevant government administration in order to effect the registration for the Equity Transfer (Registration), including without limitation, the following:

3.1.1	written waivers of any right of first offer and any right of first refusal which any other shareholders of the Company may have against the Transferor with respect to the Equity transferred in accordance with this Agreement;

3.1.2	a shareholders’ resolution of the Company approving the Equity Transfer;

3.1.3	the amended Articles of Association of the Company reflecting the Equity Transfer; and

3.1.4	any other documents necessary to complete the Registration.

3.2	Transferee’s Rights. The Transferee shall have the right to assist the Transferor to complete the Registration of the Equity Transfer, including without limitation, directly or indirectly participating in the procedures of the Registration. The Transferor may not refuse the Transferee’s request to participate in the Registration procedures, and shall accept the advice of the Transferee to complete such Registration.

3.3	Registration Documents. Immediately upon the completion of the Registration, the Transferor shall deliver to the Transferee all documents and evidence of the completion of the Registration, including without limitation, the amended shareholders’ list and the amended articles of association of the Company.

4.	Representations and Warranties

4.1	Transferor. The Transferor hereby represents and warrants to the Transferee that:

4.1.1	he has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereunder;

4.1.2	this Agreement constitutes the legal, valid and binding obligations of the Transferor, enforceable in accordance with the terms and conditions hereof;

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4.1.3	the execution, delivery and performance of this Agreement or any related document to which he is a party will not contravene, conflict with, or result in a violation of any provision of any contract, agreement, understanding, other legal arrangement, laws or orders to which he is subject;

4.1.4	he has secured the necessary written consent of any and all third parties in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder;

4.1.5	the Equity is free from any encumbrances or pledges or any third party rights; and

4.1.6	to the best of the knowledge of the Transferor, as at the date first indicated above:

4.1.6.1	the books and records of the Company accurately reflect its current financial status;

4.1.6.2	the Company has not violated any PRC Law; and

4.1.6.3	there is no lawsuit, third party claim, order or investigation pending against the Company by any third party, court or governmental or arbitral body.

5.	Breach

5.1	Events of Breach. The occurrence of any one or more of the following events shall constitute a breach of this Agreement:

5.1.1	either party has materially breached the terms hereof or has failed to perform in any material respect their obligations hereunder, and such breach or non-performance has not been remedied for a period of 10 days after receipt of a written notice from the other party requesting such remedy; or

5.1.2	any representation or warranty made by either party herein shall prove to have been false or misleading in any material respect.

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5.2	Liabilities for Breach. Where a party commits a breach of this Agreement, he shall be liable to compensate the other party for any and all damages caused as a result of the breach, not including, however, indirect or consequential damages.

6.	Additional Matters

The Transferor shall have the obligation, from time to time, to promptly execute and deliver, or cause to be executed and delivered, such additional consents, documents and other instruments as the Transferee may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

7.	Miscellaneous

7.1	Notices and Delivery. All notices and communications sent by a party shall be written in Chinese and delivered in person (including courier service) or by registered mail to the appropriate correspondence addresses set forth below:

Transferor	:

Address	:

Tel	:

Transferee	:

Address	:

Tel	:

7.2	Timing. The time of receipt of the notice or communication shall be deemed to be:

7.2.1	if in person (including courier service), on the date that the receiving party or a person at the receiving party’s address signs for the document; or

7.2.2	if by registered mall, on the 10th day after the date that is printed on the receipt of the registered mail.

7.3	Amendments. The provisions of this Agreement may not be waived, modified or amended except by an instrument in writing signed by the parties (which instrument shall be attached as an Appendix hereto).

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7.4	No Waiver. Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of any party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

7.5	Severability. The provisions of this Agreement are severable from each other. The invalidity of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

7.6	Taxes and Duties. The Transferor shall be responsible for all stamp duties and other governmental fees, taxes and reasonable out-of-pocket expenses (including reasonable legal fees) incurred by the parties in connection with any Equity Transfer made hereunder and in the preparation of this Agreement.

7.7	Successors. This Agreement shall be binding upon the parties and upon their respective successors and assignees (if any).

7.8	Governing Law. The execution, validity, interpretation and implementation of this Agreement and the settlement of disputes hereunder shall be governed by PRC Law.

7.9	Arbitration.

7.9.1	If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation;

7.9.2	If the dispute cannot be resolved in the above manner within 30 days after the commencement of the consultation or mediation, as the case may be, either party may submit the dispute to arbitration as follows:

7.9.2.1	all disputes arising out of or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration, which shall be conducted in accordance with the Commission’s rules in effect at the time of applying for arbitration; and

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7.9.2.2	the arbitration shall be held in Shanghai and conducted in the Chinese language, with the arbitral award being final and binding upon the parties. The cost of the arbitration shall be allocated as determined by the arbitrator.

7.9.3	When any dispute is submitted to arbitration, the parties shall continue to perform their obligations under this Agreement.

7.10	Language. This Agreement is executed in 2 originals in the English language and 7 originals in the Chinese language. Each party shall retain 1 original copy in both the English and Chinese languages, and 5 original copies in the Chinese language shall be submitted to the relevant governmental authority for purposes of filing and registration.

7.11	Wight to Counsel. Each party has been informed of his/her/its right to consult independent legal counsel concerning this Agreement, and each party hereby acknowledges that he/she/it has had the opportunity to do so.

7.12	No Presumption Against Drafting Party. This Agreement shall be construed as if drafted jointly by the parties hereto. In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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